Exhibit 10.1
EMPLOYMENT SEPARATION AND MUTUAL GENERAL RELEASES AGREEMENT
     This Employment Separation and Mutual General Releases Agreement (this “Separation Agreement”) is entered into this 14th day of July 2008, by and between Denis Maynard, an individual (“Departing Employee”), and QLogic Corporation (“QLogic”).
     WHEREAS, Departing Employee has been employed as the Senior Vice-President, World-Wide Sales of QLogic and has resigned from such employment; and
     WHEREAS, Departing Employee and QLogic desire to set forth the terms and conditions of such resignation and separation from employment;
     NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Departing Employee and QLogic agree as follows:
     I. Resignation. Departing Employee hereby acknowledges and agrees that he resigned as an officer, employee, and in any other capacity with QLogic and each of its subsidiaries and affiliates, effective as of July 18, 2008 (the “Separation Date”). QLogic and its affiliates hereby accept such resignation. Departing Employee acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, commissions, or other wages), usual benefits and accrued but unused vacation through the Separation Date and that all payments due to Departing Employee from QLogic after the Separation Date shall be determined under this Separation Agreement.
     II. Severance. If Departing Employee fully executes this Agreement and does not revoke it during the revocation period, QLogic shall pay to Departing Employee as severance a lump sum of $172,536.00, less standard withholding and authorized deductions (the “Transition Severance”). In addition, if Departing Employee fully executes this Agreement and does not revoke it during the revocation period, QLogic shall pay to Departing Employee as additional severance a lump sum of $129,402.00 (the “Special Severance,” and together with the Transition Severance, the “Severance”). The Severance shall be paid to Departing Employee within seven (7) business days following the expiration of the revocation period set forth in Section VI below. Departing Employee will receive Company-paid medical benefits for him and his dependents through the earlier of (i) July 31, 2009 and (ii) the date you become eligible to receive benefits under another employer’s employee welfare benefit plan, that includes medical coverage (with the Company paying all premium amounts for such coverage directly to the insurer). The period of Company-paid medical benefits shall be part of the 18 months of continued coverage available to Departing Employee under Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended (commonly called “COBRA coverage”).  Following the expiration of the Company-paid coverage, Departing Employee may continue COBRA coverage for the remainder of the 18-month period at his expense. The Company shall deliver to Departing Employee on the Separation Date the laptop computer, two monitors and printer used by Departing Employee at no charge to Departing Employee; provided that such laptop computer will not contain software or other data. The Company will pay the reasonable costs of an executive physical under the Company’s executive physical program provided that Departing Employee completes the physical within 60 days after the Separation Date.
     III. Non-Disparagement. Until the first anniversary of the date of this Separation Agreement, Departing Employee agrees that he shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, QLogic or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of QLogic or any of its affiliates. Until the first anniversary of the date of this Separation Agreement, QLogic, and its officers and directors, shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Departing Employee. Nothing in the preceding two sentences, however, shall in any way prohibit Departing Employee or QLogic from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to such person.
IV. Release. Departing Employee on behalf of himself/herself, his/her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges QLogic and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he/she now owns or holds or he/she has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his/her service as an officer or employee of any Releasee, his/her separation from his/her position as an officer or employee of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’

compensation or disability; provided that such release (i) shall not apply to any obligation created by or arising out of this Separation Agreement for which receipt or satisfaction has not been acknowledged; (ii) shall not apply to that certain Indemnification Agreement, dated April 7, 2006, between QLogic and Departing Employee (the “Indemnification Agreement”), which agreement shall continue in full force and effect in accordance with its terms; (iii) shall not restrict Departing Employee from exercising during the 90 day period after the Separation Date any stock options or exercising rights with respect to restricted stock units or other equity awards that were vested as of the Separation Date, all in accordance with the plan documents governing such awards; and (iv) shall not impair Departing Employee’s rights in the Company sponsored 401(k) plan, including any rights to matching contributions that are vested as of the Separation Date, all in accordance with the plan documents governing such plan.
QLogic on behalf of itself, and its subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereby covenants not to sue and fully releases and discharges Departing Employee and each of his/her descendants, dependents, heirs, executors, administrators, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Departing Employee Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which it now owns or holds or it has at any time heretofore owned or held or may in the future hold as against any of said Departing Employee Releasees, arising out of or in any way connected with Departing Employee service as an officer or employee of QLogic, his/her separation from his/her position as an officer or employee of QLogic, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Departing Employee Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release (i) shall not apply to any obligation created by or arising out of this Separation Agreement for which receipt or satisfaction has not been acknowledged; (ii) shall not apply to that certain Indemnification Agreement, dated April 7, 2006, between QLogic and Departing Employee (the “Indemnification Agreement”), which agreement shall continue in full force and effect in accordance with its terms; (iii) shall not restrict Departing Employee from exercising during the 90 day period after the Separation Date any stock options or exercising rights with respect to restricted stock units or other equity awards that were vested as of the Separation Date, all in accordance with the plan documents governing such awards; and (iv) shall not impair Departing Employee’s rights in the Company sponsored 401(k) plan, including any rights to matching contributions that are vested as of the Separation Date, all in accordance with the plan documents governing such plan.
V. 1542 Waiver. It is the intention of Departing Employee and QLogic in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Departing Employee and QLogic each hereby expressly waives any and all rights and benefits conferred upon him/her or it by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and each expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Departing Employee and QLogic each acknowledges that he/she or it understands the significance and consequences of such release and such specific waiver of SECTION 1542.
VI. ADEA Waiver. Departing Employee expressly acknowledges and agrees that by entering into this Agreement, he/she is waiving any and all rights or claims that he/she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Departing Employee further expressly acknowledges and agrees that:
          A. In return for this Separation Agreement, he/she will receive consideration beyond that which he/she was already entitled to receive before entering into this Separation Agreement;
          B. He/She is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;
          C. He/She was given a copy of this Separation Agreement on July 14, 2008 and informed that he/she had twenty-one (21) days within which to consider this Separation Agreement; and
          D. He/She was informed that he/she had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VII. No Transferred Claims. Departing Employee warrants and represents that he/she has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he/she shall defend, indemnify and hold QLogic and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
VIII. Confidential Information and Non-Solicitation.
A. Departing Employee, in the performance of his/her services on behalf of QLogic and its affiliates, has had access to, received and been entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by QLogic, its affiliates, or its or their agents or consultants, or used presently or at any time in the future in the course of its or their business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and was made available to Departing Employee in confidence. Departing Employee represents that he has held all such information confidential and will continue to do so.
          B. Departing Employee promises and agrees that for a period of one year after the Separation Date, he will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business solicit (or assist in soliciting) any person who is an employee of the Company or any of its affiliates as of the Separation Date to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation or other entity whether or not engaged in competitive business with the Company or any of its affiliates.
IX. Miscellaneous.
A. Successors.
1. This Separation Agreement is personal to Departing Employee and shall not, without the prior written consent of QLogic, be assignable by Departing Employee.
2. This Separation Agreement shall inure to the benefit of and be binding upon QLogic and its respective successors and assigns and any such successor or assignee shall be deemed substituted for QLogic under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of QLogic or to which QLogic assigns this Separation Agreement by operation of law or otherwise.

B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
C. Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Departing Employee and the Chief Executive Officer of QLogic or his designee.
D. Complete Agreement. This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Departing Employee’s relationship with QLogic and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. The Indemnification Agreement and the Employee Invention and Non-Disclosure Agreement by and between Departing Employee and QLogic and entered into on or about August 26, 2001 (the “Confidentiality Agreement”) are outside of the scope of the preceding sentence and each shall continue in effect in accordance with their respective terms. Any representation, promise or agreement not specifically included in this Separation Agreement, the Indemnification Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party. This Separation Agreement, the Indemnification Agreement and the Confidentiality Agreement constitute an integrated agreement.
          E. Litigation and Investigation Assistance. For a period of one year after the Separation Date, Departing Employee agrees to cooperate in the defense of QLogic or any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Departing Employee’s employment. For a period of one year after the Separation Date, Departing Employee also agrees to cooperate in the prosecution of any claims and lawsuits brought by QLogic or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Departing Employee’s employment. Departing Employee’s cooperation under this paragraph E shall be upon reasonable advanced notice and such cooperation shall not unreasonably interfere with Departing Employee’s then current work responsibilities and in any event shall not require more than two days of Departing Employee’s time in any 30 day period. From and after the Separation Date, except as requested by QLogic or as required by law, Departing Employee shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving QLogic or any of its affiliates or (ii) threatened or pending government investigation involving QLogic or any of its affiliates.
          F. Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.
          G. Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
          H. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
          I. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
          J. Arbitration. Any dispute, claim or controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including the determination of the scope or applicability of this agreement to arbitrate, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS. Judgment on the award may be entered in any court having jurisdiction. In the event either party institutes arbitration under this Separation Agreement, the party prevailing in any such proceeding, as determined by the arbitrator, shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. QLogic shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.
          K. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.
          L. Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.
          M. Taxes. Other than QLogic’s right to reduce the Severance for standard withholding, Departing Employee shall be solely responsible for any taxes due as a result of the payment of Severance and other benefits to be provided to Departing Employee herein. Departing Employee will defend and indemnify QLogic and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Departing Employee’s failure to pay any taxes due with respect to any such payment.
          I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
          EXECUTED this 14th day of July, at Orange County, California.

“Departing Employee”
/s/ Denis Maynard
Denis Maynard
Departing Employee

          EXECUTED this 14th day of July, at Orange County, California.

“QLogic” QLogic Corporation
/s/ Phil Felando
By: Phil Felando
Its: Vice President, Human Resources

EXHIBIT A
ENDORSEMENT
          I, Departing Employee, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.
          I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.
          EXECUTED this 14th day of July, at Orange County, California.

/s/ Denis Maynard
Denis Maynard
Departing Employee

 A-1